UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C)
          AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2
                               (AMENDMENT NO. 3)*

                              QUEPASA CORPORATION
                               (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                   74833W206
                                 (CUSIP NUMBER)

                               February 14, 2008
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ X ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74833W206                  13G               PAGE 1 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric W. Levin IRA Rollover

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            135,767


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            135,767

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            135,767

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            1.1%

12.   TYPE OF REPORTING PERSON
            EP

CUSIP NO. 74833W206                  13G               PAGE 2 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric W. Levin

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
            243,324


6.    SHARED VOTING POWER
            990,720


7.    SOLE DISPOSITIVE POWER
            243,324


8.    SHARED DISPOSITIVE POWER
            990,720

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,234,044

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.8%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 3 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Wende A. Cohen

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            19,300


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            19,300

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            19,300

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [   ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.2%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 4 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Sefra A. Levin

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            3,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            3,500


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 5 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Jesse A. Levin

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
            457


6.    SHARED VOTING POWER
            2,500


7.    SOLE DISPOSITIVE POWER
            457


8.    SHARED DISPOSITIVE POWER
            2,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,957

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 6 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Wende Cohen Custodian for Sarah Jane Cohen UTMA

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.    SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            13,275


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            13,275

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            13,275

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 7 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Wende Cohen Custodian for Clayton Alexander Cohen UTMA

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            12,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            12,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            12,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 8 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin Trustee Kim E. Levin Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            7,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            7,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 9 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin Trustee Amy G. Levin Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            2,460


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            2,460

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,460

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 10 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Martha J. Levin

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            17,100


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            17,100

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            17,100

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 11 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 10/9/1987

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            4,000


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            4,000
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 12 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin Trustee Martha J. Levin Trust u/t/a dated 7/10/1980

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            400


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            400

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            400

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 13 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Carla Strobel

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            2,675


6.    SHARED VOTING POWER
            2,500


7.    SOLE DISPOSITIVE POWER
            2,675


8.    SHARED DISPOSITIVE POWER
            2,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,175

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 14 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            John Brophy Custodian for Abygaele Evelyn Brophy UTMA

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            2,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            2,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 15 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            John Brophy Custodian for Catherine Mary Brophy UTMA

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            2,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            2,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 16 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin Custodian for Henry Levin UTMA

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            1,500


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            1,500

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,500

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            OO

CUSIP NO. 74833W206                  13G               PAGE 17 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Puddy & Doggie, LLC
            20-8519143

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            19,800


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            19,800

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            19,800

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [  ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.2%

12.   TYPE OF REPORTING PERSON
            LLC

CUSIP NO. 74833W206                  13G               PAGE 18 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Valcor Partners, LLC
            20-3873083

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            19,400


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            19,400

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            19,400

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.2%

12.   TYPE OF REPORTING PERSON
            LLC

CUSIP NO. 74833W206                  13G               PAGE 19 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Amy L. Greenbaum

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            5,000


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            5,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            5,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 20 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Marilyn Kern

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            3,000


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            3,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            Less than 0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 21 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Kenneth J. Bagan

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            15,000


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            15,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            15,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.1%

12.   TYPE OF REPORTING PERSON
            IN

CUSIP NO. 74833W206                  13G               PAGE 22 OF 22 PAGES

1.    NAME OF REPORTING PERSONS
            Fredric Levin IRRA FBO Fredric W. Levin

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)  [   ]
            (b)  [ X ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.SOLE VOTING POWER
            None.


6.    SHARED VOTING POWER
            701,218


7.    SOLE DISPOSITIVE POWER
            None.


8.    SHARED DISPOSITIVE POWER
            701,218

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            701,218

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES: [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.5%

12.   TYPE OF REPORTING PERSON
            EP

ITEM 1.

(A)   NAME OF ISSUER:   Quepasa Corporation

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      7550 E. Redfield Rd., Suite A
      Scottsdale, AZ 85260

ITEM 2.

(A) NAMES OF PERSONS FILING: See Cover Pages, Item 1. This Amendment No. 3 is being filed to reflect the holdings of the Reporting Persons as of March 3, 2008.

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      All Reporting Persons (as defined below), except for the individuals reported below:
      c/o Fredric W. Levin
      16 S. Main Street #303
      Norwalk, CT  06854

      Carla Strobel
      29 Blue Ribbon Drive
      Westport, CT 06880

      Jesse A. Levin and/or Sefra A. Levin
      30 Beachside Avenue
      Westport, CT 06880

      John Brophy (as custodian)
      373 South River Road
      Calverton, NY  11933

      Marilyn Kern
      225 Central Park West
      Apt. 1501
      New York, NY  10024

      Kenneth Jay Bagan
      c/o Medical Screening Devices
      5727 West Howard Street
      Niles, IL  20714

(C)   CITIZENSHIP:  See Cover Pages, Item 4.

(D)   TITLE  OF  CLASS OF SECURITIES:   Common Stock (including securities which
      represent a right to acquire Common Stock pursuant to Rule 13d-3(d)(1))

(E)   CUSIP NO.:   74833W206

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

      Not applicable.

ITEM 4. OWNERSHIP

      See Cover Pages, Items 5 through 11.

      Amounts shown as beneficially owned are as of March 3, 2008. The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons (as defined below) are based upon 12,640,761 shares of Common Stock outstanding as of February 22, 2008, as reported by the Issuer's Chief Financial Officer to the Reporting Persons.

      The securities are held directly by the various parties listed on the cover pages (the "Reporting Persons"). Fredric Levin shares voting and investment control over such securities (other than 457 shares held by Jesse Levin and 2,675 shares held by Carla Strobel) and may be deemed to be the beneficial owner of such securities. Jesse Levin owns 100% of the interests in Valcor Partners, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it. Sefra A. Levin owns 100% of the interests in Puddy & Doggie, LLC, but Fredric Levin is its manager and has voting and investment control over the shares held by it.

      By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the securities of the Company. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock other than any shares reported herein as being owned by him, her or it, as the case may be.


ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      See identities of Reporting Persons on cover pages.  See disclaimer in
Item 4.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

Each of the undersigned hereby agrees that this Amendment to Schedule 13G with respect to the shares of Common Stock of Quepasa Corporation has been filed on behalf of the undersigned. After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.


Dated:  March 4, 2008


                              FREDRIC W. LEVIN IRA ROLLOVER
                              FREDRIC W. LEVIN
                              WENDE A. COHEN
                              SEFRA A. LEVIN
                              JESSE A. LEVIN
                              WENDE COHEN CUSTODIAN FOR SARAH JANE COHEN UTMA WENDE COHEN CUSTODIAN FOR CLAYTON ALEXANDER COHEN UTMA
                              FREDRIC LEVIN TRUSTEE KIM E. LEVIN TRUST
                              FREDRIC LEVIN TRUSTEE AMY G. LEVIN TRUST
                              MARTHA J. LEVIN
                              FREDRIC LEVIN TRUSTEE MARTHA J. LEVIN TRUST U/T/A DATED 10/9/1987
                              FREDRIC LEVIN TRUSTEE MARTHA J. LEVIN TRUST U/T/A DATED 7/10/1980
                              CARLA STROBEL
                              FREDRIC LEVIN CUSTODIAN FOR HENRY LEVIN UTMA
                              PUDDY & DOGGIE, LLC
                              VALCOR PARTNERS, LLC
                              AMY L. GREENBAUM
                              JOHN BROPHY CUSTODIAN FOR CATHERINE MARY BROPHY
                              UTMA
                              JOHN BROPHY CUSTODIAN FOR ABYGAELE EVELYN BROPHY UTMA
                              MARILYN KERN
                              KENNETH JAY BAGAN
                              FREDRIC W. LEVIN IRRA FBO FREDRIC W. LEVIN

                              By:
                                     /s/ Fredric Levin
                                     Fredric W. Levin,
                                     Individually and as
                                     Attorney-in-fact for the
                                     Above-listed Reporting Persons